EXHIBIT 10.1

Form of Opus Genetics Inc. Change in Control Bonus Payment Agreement

Whereas, Opus Genetics Inc. (the “Company”) wishes to ensure that its executives, including [name and title of executive] (the “Executive”) avoid certain distractions related to parachute payment excise taxes in connection with any change in control of the Company.

Therefore, the Company and the Executive, as of the date set forth herein, in addition to any other employment or related agreement with the Executive, enter into this Change in Control Bonus Payment Agreement (the “Agreement”) and agree to the following terms:

1.
Gross-Up Payment. Notwithstanding any other provision to the contrary contained in any other plan, arrangement or agreement to which Executive is a party or which is applicable to Executive, if it shall be determined that any Payment (as defined below) in connection with a change in control of the Company will be subject to the Excise Tax (as defined below), then Executive shall be entitled to receive an additional cash payment (the “Gross-Up Payment”) from the Company (or its successor) equal to the sum of the Excise Tax payable by Executive plus an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including without limitation, any federal, state or local income or employment taxes on the Gross-Up Payment and the Excise Tax imposed upon the Gross-Up Payment, but excluding any income or employment taxes imposed on the Payment itself, Executive retains an amount of the Gross-Up Payment such that Executive is in the same after-tax position as if the Excise Tax had not been imposed.

2.
Determinations. Subject to the provisions of Section 3 below, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in making such determinations retained by the Company prior to the occurrence of the change in control for purposes of making the determinations in this Agreement (the “280G Firm”). The 280G Firm shall provide detailed supporting calculations to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the 280G Firm shall be borne solely by the Company. Any determination by the 280G Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the 280G Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made in accordance with this Agreement (the amount of such Gross-Up Payments not made, the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 3 below and Executive is thereafter required by a taxing authority to make a payment of any Excise Tax as the result of an Underpayment, the 280G Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

EXHIBIT 10.1
3.
Claims by Taxing Authority. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or that there has been an Underpayment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

a.	give the Company any information reasonably requested by the Company relating to such claim;

b.
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

c.	cooperate with the Company in good faith in order to effectively contest such claim; and

d.
permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including any attorney’s fees and additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to a Gross-Up Payment payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

EXHIBIT 10.1
4.
Refunds. If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf in connection with a claim pursuant to Section 3 above, Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 3 above, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 3 above, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.
Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined pursuant to this Agreement, shall be paid by the Company to Executive within ten (10) days of the receipt of the 280G Firm’s determination that such a Gross-Up Payment is required; provided that the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 3 above that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

6.	Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:

a.	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

b.
“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Plan or this Agreement or otherwise.

EXHIBIT 10.1
IN WITNESS WHEREOF, each of the parties has executed this Change in Control Bonus Payment Agreement, as of [date].

EXECUTIVE	OPUS GENETICS INC.

[Name]	By:
Title: